UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 North Sixth Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2012, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of First Commonwealth Financial Corporation (“First Commonwealth”) approved the 2012 Annual Incentive Plan (“AIP”), the 2012-2014 Long-Term Incentive Plan (“LTIP”) and awards under the AIP and LTIP to certain executive officers. A summary of the material terms of the AIP and LTIP follows.

Annual Incentive Plan

Under the AIP, each participating executive has the opportunity to receive cash and restricted shares of common stock having a value equal to a percentage of his or her base salary subject to the attainment of corporate performance goals and, in the case of participants other than the Chief Executive Officer and Chief Financial Officer, an individual performance component, during the 2012 fiscal year.

The performance goals under the AIP and their weightings are as follows:

Measure	CEO & CFO Weighting	Risk Management Participant Weighting[1]	Other Participant Weighting
ROE	25%	15%	25%
EPS	50%	20%	25%
Efficiency Ratio	25%	15%	25%
Individual performance component	N/A	50%	25%

[1]	Risk Management participants includes the Chief Credit Officer, Chief Risk Officer and Chief Audit Executive.

The AIP establishes “threshold,” “target” and “superior” levels of performance for each goal and a target award opportunity that is expressed as a percentage of the participant’s base salary. Performance at the threshold level results in a payout equal to 25% of the target award; performance at the target level results in a payout equal to 100% of the target award; and performance at the superior level results in a payout equal to 150% of the target award. However, the payout for the individual performance component is capped at 100% of the target award. Payout percentages are interpolated if actual corporate performance for a goal falls between threshold and target or between target and superior levels. In addition, the Committee has the discretion to increase or decrease an executive’s incentive payment by up to 25 percentage points, not to exceed the maximum payout of 150% of target.

The target awards for named executive officers under the AIP are as follows:

Officer	Target Award
T. Michael Price	$210,000
Robert E. Rout	$130,448
I. Robert Emmerich	$65,000
Sue A. McMurdy	$75,624

Awards under the AIP will be paid in the form of cash up to the target award amount and shares of restricted stock for any award in excess of the target award amount. The restricted stock will vest on the second anniversary of the date of issuance, subject to accelerated vesting under certain circumstances.

Long-Term Incentive Plan

Under the LTIP, each participating executive is awarded performance-based restricted stock units (RSUs), which will vest based on the attainment of corporate performance goals during a three-year performance period beginning January 1, 2012 and ending December 31, 2014. In addition, participating executives other than the CEO were awarded shares of service-based restricted stock, which will vest on December 31, 2014 if the executive remains in the First Commonwealth’s employment through that date.

The performance goals for the performance-based RSUs under the LTIP are based on First Commonwealth’s performance in relation to that of a group of eleven banks with operations in or near First Commonwealth’s Pennsylvania market area. The performance goals and their weightings are as follows:

Goal	Weighting
ROE relative to peers[1]	70%
Total Return to Shareholders relative to peers	30%
Total:	100%

[1]	This performance goal is based 50% on 2013 ROE relative to peers and 50% on 2014 ROE relative to peers.

The LTIP establishes “threshold,” “target” and “superior” levels of performance for each goal and a target award opportunity that is expressed as a number of shares. Performance at the threshold level results in a payout equal to 40% of the target award; performance at the target level results in a payout equal to 100% of the target award; and performance at the superior level results in a payout equal to 200% of the target award. Payout percentages are interpolated if actual corporate performance for a goal falls between threshold and target or between target and superior levels. The target performance-based share awards and time-based share awards for the named executive officers under the LTIP are as follows:

Officer	Target Performance- Based Share Award	Time- Based Share Award
T. Michael Price	40,000	—
Robert E. Rout	11,000	11,000
I. Robert Emmerich	6,000	6,000
Sue A. McMurdy	6,000	6,000

Performance-based awards under the LTIP will be paid in shares of restricted stock, which will vest on December 31, 2015, the first anniversary of the date of issuance, subject to accelerated vesting under certain circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 29, 2012

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ Robert E. Rout

Name:	Robert E. Rout
Title:	Executive Vice President and
Chief Financial Officer